EXHIBIT 16 TO FORM 8-K

January 14, 2004
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 14, 2004, of Univest Corporation of Pennsylvania and are in agreement with the statements contained in paragraph two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP